Exhibit 99.1

MultiPlan Announces CEO Succession Plan

Transition Aligned with Company’s Growth Strategy and Next Phase of Product Innovation

New York – January 4, 2024 – MultiPlan Corporation (NYSE:MPLN) (“MultiPlan” or the “Company”), a leading value-added provider of data analytics and technology-enabled end-to-end cost management solutions to the U.S. healthcare industry, announced that Travis Dalton will join the Company as President and CEO on March 1, 2024. He will succeed Dale White, who will remain active as Executive Chair of the Company, succeeding current Chair Mark Tabak.

With over 20 years in healthcare technology leadership positions at Cerner Corporation and Oracle Health, Mr. Dalton is a proven leader with deep experience in leveraging technology, data, and analytics to enable better health outcomes and ensure client success in complex operating environments. He joined Cerner in 2001 and held senior executive roles across a number of enterprise and growth market areas. He was responsible for the launch and development of two key market business units which he grew to scale. He also drove large-scale technology engagements connecting market and product innovations to deliver client value. During his tenure at Cerner, the company grew revenue from $500 million in 2001 to $5.7 billion in 2021. Mr. Dalton was named general manager of Oracle Health when the acquisition of Cerner was completed in 2022.

Mr. Dalton joins MultiPlan at the early stages of its Growth Plan engineered to propel the Company’s competitive advantage through new product investment, building upon the value of MultiPlan’s platform and customer relationships. The Company has already made significant progress advancing that plan since announcing it in February 2023, including establishing a new Data & Decision Science service line with the acquisition of Benefits Science Technologies and the addition of B2B healthcare payment services through a partnership with ECHO Health.

“With our Growth Plan underway, now is the right time to bolster the leadership team, expand our operating capability, and supercharge our product development,” said Mr. White. “I welcome Travis as my successor. He is a proven leader with experience driving and scaling product innovation, who is focused on delivering customer value, and has the exact capabilities to lead us through this exciting next chapter.”

As Executive Chair, Mr. White will work closely with Mr. Dalton to drive the Growth Plan forward, leveraging his extensive industry contacts and longstanding relationships with key customers. Mr. Tabak will remain on the Board as a director through the remainder of his term, which concludes in April, 2024.

“I’m excited to join MultiPlan at this pivotal time as it transforms customer value with the addition of significant new capabilities to its industry leading technology platform,” Mr. Dalton said. “Healthcare is too important to remain the same, and I believe MultiPlan has a vital role to play at the intersection of healthcare, data and information technology. I’m passionate about the potential for cutting edge products and enhanced data and analytics to solve the healthcare industry’s most pressing business challenges. MultiPlan’s platform, people, solutions and growth strategy are strongly positioned to deliver on that promise.”

“On behalf of the Board of Directors, I want to thank Dale for his invaluable contributions to MultiPlan and his willingness to remain active with key customers in driving the Growth Plan as Executive Chair,” said Mark Tabak, Chair of the Board of MultiPlan. “No one has been more devoted to the Company’s mission, its customers and its employees than Dale, and it has been a privilege to have partnered with him as we built this great company.”

Added Dale White, “In his 23 years leading and guiding the Company, Mark Tabak has seen us through unprecedented transformation, taking MultiPlan from a small, single product company to a market leader in healthcare affordability with a full suite of services for commercial, government and property/casualty health plans. I have worked closely with him since joining MultiPlan in 2004, and there is no better partner for driving growth. On behalf of our entire company, I extend our thanks and best wishes.”

About MultiPlan

MultiPlan is committed to delivering affordability, efficiency, and fairness to the US healthcare system by helping healthcare payors manage the cost of care, improve their competitiveness and inspire positive change. Leveraging sophisticated technology, data analytics and a team rich with industry experience, MultiPlan interprets customers’ needs and customizes innovative solutions that combine its payment and revenue integrity, network-based and analytics-based services. MultiPlan is a trusted partner to over 700 healthcare payors in the commercial health, government, and property and casualty markets. For more information, visit multiplan.com.

Contacts

Investor Relations
Luke Montgomery, CFA
SVP, Finance & Investor Relations
MultiPlan
866-909-7427
investor@multiplan.com

Shawna Gasik
AVP, Investor Relations
MultiPlan
866-909-7427
investor@multiplan.com

Media Relations
Kahler Buckley
Matter Communications for MultiPlan
860-604-1073
MultiPlan@matternow.com

Forward Looking Statements

This press release contains forward-looking statements. These forward-looking statements can generally be identified by the use of forward-looking terminology, including the terms “believes,” “estimates,” “anticipates,” “expects,” “seeks,” “projects,” “forecasts,” “intends,” “plans,” “may,” “will” or “should” or, in each case, their negative or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts, including the discussion in this press release of the expected leadership transitions and the anticipated impact thereof on the Company, as well as the Company’s growth plan. The forward-looking statements are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995 and speak only as of the date they are made. Any forward-looking statements that we make herein are not guarantees of future performance and actual results may differ materially from those in such forward-looking statements as a result of various factors. Factors that may impact such forward-looking statements also include the factors discussed under “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 and our Quarterly Report on Form 10-Q for the quarter and nine months ended September 30, 2023; and other factors beyond our control.  Should one or more of these risks or uncertainties materialize, or should any of the assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. The Company’s periodic and other filings are accessible on the SEC’s website at www.sec.gov. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.